Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption Experts in Registration Statement (Form S-3) and related Prospectus of Digital Video Systems, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated January 25, 2002, with respect to the consolidated financial statements and schedule of Digital Video Systems, Inc. included in its Annual Report on (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002.

Shanghai, China
February 10, 2003

/s/ Shu Lun Pan Certified Public Accountants Co., Ltd.
 Shu Lun Pan Certified Public Accountants Co., Ltd.